EXHIBIT 11

                          DEL ELECTRONICS CORP. AND SUBSIDIARIES

                         COMPUTATION OF EARNINGS PER COMMON SHARE

                        THREE AND NINE MONTHS ENDED APRIL 29, 1995

                                Three Months Ended       Nine Months Ended
                                  April 29, 1995          April 29, 1995
                                            Fully                     Fully
                               Primary     Diluted       Primary     Diluted
Reconciliation  of net income
per statement of income to
amount used in earnings
per computation:
Net Income ................ $   521,916 $   521,916 $ 1,477,746 $ 1,477,746

Add - Interest on short-term
debt, net of tax effect on
application of assumed
proceeds from exercise of
option in excess of 20%
limitation (a) ............      12,562      11,137      31,653      28,662
                            ----------- ----------- ----------- -----------

Net income, as adjusted ... $   534,478 $   533,053 $ 1,509,399 $ 1,506,408
                            =========== =========== =========== ===========
Reconciliation of weighted
average number of shares
outstanding to amount used
in earnings per share
computation:

Weighted average number of
shares outstanding ........   4,074,405   4,074,405   3,991,834   3,991,834

Add - shares issuable
from assumed exercise of
options in excess of 20%
limitation (b) ............     757,979     757,979     861,796     861,796
                            ----------- ----------- ----------- -----------
Weighted average number
of shares outstanding
as adjusted ...............   4,832,384   4,832,384   4,853,630   4,853,630
                            =========== =========== =========== ===========

Net income per common share $       .11 $       .11 $       .31 $       .31
                            =========== =========== =========== ===========

(a) Adjustments to income have been shown net of tax effect which was calculated at 30.5% of the gross amount of the adjustment.

(b) As determined by application of the modified treasury stock method described in APB #15, paragraph 38.